As filed with the Securities and Exchange Commission on February 25, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
TELEFLEX INCORPORATED
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	23-1147939 (I.R.S. Employer Identification Number)

155 South Limerick Road, Limerick, Pennsylvania (Address of Principal Executive Offices)	19468 (Zip Code)
TELEFLEX INCORPORATED 2008 STOCK INCENTIVE PLAN
(Full Title of the Plan)
LAURENCE G. MILLER, ESQ.
Executive Vice President, General Counsel and Secretary
Teleflex Incorporated
155 South Limerick Road
Limerick, Pennsylvania 19468
(610) 948-5100
(Telephone Number, Including Area Code, of Agent for Service)
Copies to:
ALAN SINGER, ESQ.
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
(215) 963-5000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of			Proposed
Securities to Be	Amount to Be	Proposed Maximum Offering	Maximum Aggregate	Amount of
Registered	Registered	Price Per Share (1)	Offering Price(1)	Registration Fee
Common Stock, $1.00 par value per share	2,500,000 shares(2)	$49.55	$123,875,000	$4,868.29

(1)	Calculated pursuant to Rule 457(h), based upon the average of the high and low sales prices of the Common Stock of the Registrant reported on the New York Stock Exchange on February 20, 2009.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers such additional shares as may hereinafter be offered to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar capital adjustments.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents we filed with the Securities and Exchange Commission, or the “SEC,” pursuant to the Securities Exchange Act of 1934 are incorporated in this registration statement by reference:
     1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;
     2. Our Current Reports on Form 8-K filed with the SEC on January 8, 2009 (excluding information and exhibits that were furnished and not filed) and February 25, 2009 (excluding information and exhibits that were furnished and not filed);
     3. The description of the shares of our Common Stock, $1.00 par value, set forth in our Registration Statement on Form 8-A filed with the SEC on March 16, 1994; and
     All documents that we file pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.
     Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be a part of this registration statement will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document that also is incorporated by reference in this registration statement modifies or supersedes such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be a part of this registration statement after the most recent effective date may modify or replace existing statements contained in this registration statement. In either case, any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.
     EXPERTS
     The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this registration statement by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
     In the event that PricewaterhouseCoopers LLP consents to the incorporation by reference in this registration statement of its reports relating to audited financial statements and effectiveness of internal control over financial reporting included in a document subsequently filed by the Registrant, such audited financial statements shall be incorporated herein in reliance upon such reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
Item 4. Description of Securities.
     Not applicable.

Item 5. Interests of Named Experts and Counsel.
     The legality of the shares of common stock that may be offered under the Plan will be passed upon for us by James J. Leyden, Associate General Counsel. As of February 20, 2009, Mr. Leyden (a) beneficially owned 133 shares of our common stock, (b) held 909 shares of restricted stock, 208 of which are scheduled to vest within sixty (60) days thereafter and (c) held options to acquire 15,000 shares of our common stock, 13,166 of which are exercisable as of such date or within sixty (60) days thereafter.
Item 6. Indemnification of Directors and Officers.
     Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation, in its certificate of incorporation, to eliminate or limit the liability of a director to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director, provided that such a provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the GCL (relating to unlawful payment of dividends or unlawful stock purchases or redemptions), or (d) for any transaction from which the director derived an improper personal benefit. Article THIRTEENTH of our Restated Certificate of Incorporation provides that except to the extent otherwise provided by the DGCL, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of their fiduciary duty as directors.
     Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In the case of an action or suit brought by or in the right of the corporation, indemnification of any director, officer, employee or agent of the corporation (or person serving at the request of the corporation in such capacity in another enterprise) against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit is permitted if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery, or the court in which such action or suit was brought, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Article V of our Bylaws provides generally that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was or has agreed to become our director, officer or employee or is or was serving at our request as a director, officer, employee, agent or similar functionary of another enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or in his or her behalf in connection with such action, suit or proceeding, subject to the conditions substantively similar to those in Section 145 to the DGCL, described above.
     Under the DGCL, a Delaware corporation has the power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation or is or was serving in such capacity at the request of the corporation for another enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation has the power to indemnify such person against such liability under the Section 145 of the DGCL. Article V of our Bylaws requires that we purchase and maintain insurance to protect us and any person who is or was or has agreed to become our director or officer or is or was serving at our request as a director, officer, employee, agent or similar functionary of another enterprise against any expense, liability or loss asserted against him or her or incurred by him or her or on his or her behalf in any such capacity, or arising out of his or her status as such, whether or not we would have the power to indemnify him or her against such liability under the provisions of Article V of the Bylaws, provided that such insurance is available on acceptable terms, as determined by a vote of a majority of the entire Board of Directors. We have purchased directors’ and officers’ liability insurance.

Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The following exhibits are filed as part of this registration statement:

Exhibit
Number	Description
4.1.1	Restated Certificate of Incorporation — incorporated by reference to Exhibit 3(a) to our Form 10-Q for the period ended June 30, 1985.

4.1.2
Certificate of Amendment to Certificate of Incorporation, filed with the Secretary of State of Delaware on April 24, 1987 — incorporated by reference to Exhibit 3 to our Form 10-Q for the period ended June 28, 1987.

4.1.3
Certificate of Amendment to Certificate of Incorporation, filed with the Secretary of State of Delaware on May 11, 1989 — incorporated by reference to Exhibit 3 to our Form 10-Q for the period ended June 25, 1989.

4.1.4
Certificate of Amendment to Certificate of Incorporation, filed with the Secretary of State of Delaware on May 14, 1998 — incorporated by reference to the last paragraph under “PROPOSED AMENDMENT OF CERTIFICATE OF INCORPORATION” contained in our proxy statement for our 1998 annual meeting of shareholders, deemed filed with the Securities and Exchange Commission on March 25, 1998.

4.1.5
Certificate of Amendment to Certificate of Incorporation, filed with the Secretary of State of Delaware on May 11, 2007 — incorporated by reference to the second paragraph under ““PROPOSAL 2: APPROVAL OF AMENDMENT OF CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF COMMON STOCK — Amendment of Certificate of Incorporation” contained in our proxy statement for our 2007 annual meeting of shareholders, deemed filed with the Securities and Exchange Commission on March 29, 2007.

4.2	Amended and Restated Bylaws of the Company — incorporated by reference to Exhibit 3.2 to the Company’s Form 10-K filed on March 20, 2006.

5.1	Opinion of James J. Leyden, Associate General Counsel

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of James J. Leyden, Associate General Counsel (included in his opinion filed as Exhibit 5.1 hereto)

24	Powers of Attorney (included as part of the Registrant’s signature page hereof)

Item 9. Undertakings.
     Item 17. Undertakings.
     The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Limerick, Commonwealth of Pennsylvania, on this 25th day of February, 2009.

TELEFLEX INCORPORATED
By:	/s/ Jeffrey P. Black
Name:	Jeffrey P. Black
Title:	Chairman, Chief Executive Officer and President

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below in so signing also makes, constitutes and appoints Kevin K. Gordon and Laurence G. Miller, or either of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments and post-effective amendments to this registration statement, and in each case to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and hereby ratifies and confirms all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Jeffrey P. Black Jeffrey P. Black	Chairman, Chief Executive Officer and President (principal executive officer)	February 25, 2009

/s/ George Babich, Jr.	Director	February 25, 2009
George Babich, Jr.

/s/ Patricia C. Barron Patricia C. Barron	Director	February 25, 2009

/s/ William R. Cook William R. Cook	Director	February 25, 2009

/s/ Jeffrey A. Graves Jeffrey A. Graves	Director	February 25, 2009

/s/ Stephen K. Klasko Stephen K. Klasko	Director	February 25, 2009

/s/ Sigismundus W. W. Lubsen Sigismundus W. W. Lubsen	Director	February 25, 2009

/s/ Benson F. Smith Benson F. Smith	Director	February 25, 2009

/s/ Harold L. Yoh III Harold L. Yoh III	Director	February 25, 2009

/s/ James W. Zug James W. Zug	Director	February 25, 2009
(SIGNATURES CONTINUED ON NEXT PAGE)

(SIGNATURES CONTINUED FROM PREVIOUS PAGE)

/s/ Kevin K. Gordon Kevin K. Gordon	Executive Vice President and Chief Financial Officer (principal financial officer)	February 25, 2009

/s/ Charles E. Williams Charles E. Williams	Corporate controller and Chief Accounting Officer (principal accounting officer)	February 25, 2009

EXHIBIT INDEX

Exhibit
Number	Description
4.1.1	Restated Certificate of Incorporation — incorporated by reference to Exhibit 3(a) to our Form 10-Q for the period ended June 30, 1985.

4.1.2
Certificate of Amendment to Certificate of Incorporation, filed with the Secretary of State of Delaware on April 24, 1987 — incorporated by reference to Exhibit 3 to our Form 10-Q for the period ended June 28, 1987.

4.1.3
Certificate of Amendment to Certificate of Incorporation, filed with the Secretary of State of Delaware on May 11, 1989 — incorporated by reference to Exhibit 3 to our Form 10-Q for the period ended June 25, 1989 (filed with Form 8, dated August 23, 1989).

4.1.4
Certificate of Amendment to Certificate of Incorporation, filed with the Secretary of State of Delaware on May 14, 1998 — incorporated by reference to the last paragraph under “PROPOSED AMENDMENT OF CERTIFICATE OF INCORPORATION” contained in our proxy statement for our 1998 annual meeting of shareholders, deemed filed with the Securities and Exchange Commission on March 25, 1998.

4.1.5
Certificate of Amendment to Certificate of Incorporation, filed with the Secretary of State of Delaware on May 11, 2007 — incorporated by reference to the second paragraph under ““PROPOSAL 2: APPROVAL OF AMENDMENT OF CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF COMMON STOCK — Amendment of Certificate of Incorporation” contained in our proxy statement for our 2007 annual meeting of shareholders, filed with the Securities and Exchange Commission on March 29, 2007.

4.2	Amended and Restated Bylaws of the Company — incorporated by reference to Exhibit 3.2 to the Company’s Form 10-K filed on March 20, 2006.

5.1	Opinion of James J. Leyden, Associate General Counsel

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of James J. Leyden, Associate General Counsel (included in his opinion filed as Exhibit 5.1 hereto)

24	Powers of Attorney (included as part of the Registrant’s signature page hereof)